KNOW LABS

Filed Pursuant to Rule 433 of the Securities Act of 1933.
Issuer Free Writing Prospectus dated August17, 2022
relating to Preliminary Prospectus dated August 17, 2022
Registration No. 333-266423.

TRANSFORMING NON-INVASIVE MEDICAL DIAGNOSTICS

Investor Presentation

September 2022

Disclosure

FREE WRITING PROSPECTUS

Filed pursuant to Rule 433 of the Securities Act of 1933, as amended. This Free Writing Prospectus related to the proposed Initial Public Offering of shares of common stock of Know Labs ("KNWN" or the "Company""), which are being registered on a Registration Statement on form S-1 (the "Registration Statement"). The Registration Statement has not yet been declared effective. Before you invest, you should read the prospectus in the Registration Statement (including the Risk Factors described therein) and other documents KNWN has filed with the United States Securities and Exchange Commission ("SEC") for more complete information about KNWN and the proposed offering. You may get these documents for free by visiting Edgar on the SEC web site at www.sec.gov. Alternatively, KNWN and any underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling Boustead Securities, LLC at 949.502.4408 or by email at offerings@boustead1828.com or standard mail at Boustead Securities, LLC, Attn: Equity Capital Markets, 6 Venture, Suite 395, Irvine, CA 92618, USA.

This document contains Forward-Looking Statements. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. We base these Forward-Looking Statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance, including: our financial performance and projections; our growth in revenue and earnings; and our business prospects and opportunities. You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as "may," "should," "expects," "anticipates," "contemplates," "estimates," "believes," "plans," "projected," "predicts," "potential," or "hopes" or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including: our ability to change the direction of the company; our ability to keep pace with new technology and changing market needs; and the competitive environment of our business. These and other factors may cause our actual results to differ materially from any forward-looking statement. Forward-looking statements are only predictions. The forward-looking events discussed in this document and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us. We are not obligated to publicly update or revise any forward-looking statement, whether as a result of uncertainties and assumptions, the forward-looking events discussed in this document and other statements made from time to time by us or our representatives might not occur. See offering documents for further risks and disclosures. Past performance is not indicative of future results. There is now guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a total risk of loss.

Form CRS/Reg BI disclaimer:

Boustead Securities, LLC is registered with the SEC as a broker-dealer and is a member of the Financial Industry Regulatory Authority (FINRA) and the Securities Investor Protection Corporation (SIPC). Brokerage and Investment Advisory Services and Fees differ and it is important for you to understand these differences. Free and simple tools are available to research firms and financial professionals at investor.gov/crs, which also provides educational materials about broker-dealers, investment advisers, and investing. When we provide you with a recommendation, we have to act in your best interest and not put our interest ahead of yours. At the same time, the way we make money creates a conflict with your interests. Please strive to understand and ask us about these conflicts because they can affect the recommendations we provide you. There are many risks involved with investing. For Boustead Securities customers and clients, please see our regulation best interest relationship guide on the form CRS Reg BI page on our website at https://www.boustead1828.com/form-crs-reg-bi. Please also carefully review and verify the accuracy of the information you provide us on account applications, subscription documents and others. © 2022

Know Labs' Technology is in development, and there is no assurance that the development will have a successful outcome.
Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved.

Risk Factors

General securities market uncertainties resulting in economic considerations.

Recent unease regarding the aforementioned geo-political considerations and increasing inflation has caused the United States and worldwide national securities markets to have undergone unprecedented stress due to the uncertainties of regarding the economy and the resulting reactions and outcomes of governments, businesses, and the general population. These uncertainties have resulted in declines in all market sectors, increases in volumes due to flight to safety and governmental actions to support the markets. As a result, until economic outlook has stabilized, the markets may not be available to the Company for purposes of raising required capital. Should we not be able to obtain financing when required, in the amounts necessary to execute on our plans in full, or on terms which are economically feasible, we may be unable to sustain the necessary capital to pursue our strategic plan and may have to reduce the planned future growth and/or scope of our operations.

We need additional financing to support our technology development and ongoing operations, pay our debts and maintain ownership of our intellectual properties.

We are currently operating at a loss. We believe that our cash on hand will be sufficient to fund our operations through June 30, 2023. We may need additional financing to implement our business plan and to service our ongoing operations, pay our current debts (described below) and maintain ownership of our intellectual property. There can be no assurance that we will be able to secure any needed funding, or that if such funding is available, the terms or conditions would be acceptable to us. If we are unable to obtain additional financing when it is needed, we will need to restructure our operations and/or divest all or a portion of our business. We are each seeking additional capital through a combination of private and public equity offerings, debt financings and strategic collaborations. Debt financing, if obtained, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, and could increase our expenses and require that our assets secure such debt. Equity financing, if obtained, could result in dilution to our then-existing stockholders and/or require such stockholders to waive certain rights and preferences. If such financing is not available on satisfactory terms, or is not available at all, we may be required to delay, scale back, eliminate the development of business opportunities and our operations and financial condition may be materially adversely affected. There can be no assurance that we will be able to sell that number of shares, if any.

We have a history of operating losses and there can be no assurance that we can achieve or maintain profitability.

We have experienced net losses since inception. As of March 31, 2022, we had an accumulated deficit of $92,823,851 and net losses in the amount of $25,360,213, and $13,562,641 for the years ended September 30, 2021 and 2020, respectively, and $11,497,357 and $10,672,949 for the six months ended March 31, 2022 and 2021, respectively.

There can be no assurance that we will achieve or maintain profitability. If we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Failure to become and remain profitable would impair our ability to sustain operations and adversely affect the price of our common stock and our ability to raise capital. Our operating expenses may increase as we spend resources on growing our business, and if our revenue does not correspondingly increase, our operating results and financial condition will suffer. Our Know Labs, Particle, and AI Mind businesses have produced minimal revenues and may not produce significant revenues in the near term, or at all, which would harm our ability to continue our operations or obtain additional financing and require us to reduce or discontinue our operations. You must consider our business and prospects in light of the risks and difficulties we will encounter as business with an early-stage technology in a new and rapidly evolving industry. We may not be able to successfully address these risks and difficulties, which could significantly harm our business, operating results and financial condition.

If we are unable to secure a sales and marketing partner or establish satisfactory sales and marketing capabilities at our company, we may not be able to successfully commercialize our technology.

If we are not successful entering into appropriate collaboration arrangements or recruiting sales and marketing personnel or in building a sales and marketing infrastructure, we will have difficulty successfully commercializing our technology, which would adversely affect our business, operating results and financial condition. We may not be able to enter into collaboration agreements on terms acceptable to us or at all. In addition, even if we enter into such relationships, we may have limited or no control over the sales, marketing and distribution activities of these third parties. Our future revenues may depend heavily on the success of the efforts of these third parties. If we elect to establish a sales and marketing infrastructure, we may not realize a positive return on this investment. In addition, we must compete with established and well-funded pharmaceutical and biotechnology companies to recruit, hire, train and retain sales and marketing personnel. Factors that may inhibit our efforts to commercialize technology without strategic partners or licensees include:

- our inability to recruit and retain adequate numbers of effective sales and marketing personnel;
- the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and
- unforeseen costs and expenses associated with creating an independent sales and marketing organization.

Government regulatory approval may be necessary before some of our products can be sold and there is no assurance such approval will be granted.

Our technology may have a number of potential applications in fields of use which will require prior governmental regulatory approval before the technology can be introduced to the marketplace. For example, we are exploring the use of our technology for certain medical diagnostic applications, with an initial focus on the monitoring of blood glucose. There is no assurance that we will be successful in developing glucose monitoring medical applications for our technology. If we were to be successful in developing glucose monitoring medical applications of our technology, prior clearance by the FDA and other governmental regulatory bodies will be required before the technology could be introduced into the marketplace. There is no assurance that such regulatory approval would be obtained for a glucose monitoring medical diagnostic device or other applications requiring such approval. The FDA can refuse to grant, delay, and limit or deny approval of an application for clearance of marketing a glucose monitoring device for many reasons. We may not obtain the necessary regulatory approvals or clearances to market these glucose monitoring systems in the United States or outside of the United States. Any delay in, or failure to receive or maintain, approval or clearance for our products could prevent us from generating revenue from these products or achieving profitability.

Offering Overview

Issuer	Know Labs, Inc. ("The Company")
Exchange & Ticker	NYSE Reserved Symbol: KNW (Current symbol: KNWN)
Common Shares Outstanding Prior to the Completion of this Uplist	43,826,781
Common Shares Offered by the Company	3,000,000
Common Shares Outstanding Immediately after the Opening	46,826,781 shares of common stock (or 47,276,781 shares if the underwriters exercise the over-allotment option in full).
Offering Price	$2.00
Use of Proceeds	• Research and Development • Sales and Marketing • General and Administrative • Capital Investments • Working Capital • General Corporate Purposes
Lead Underwriter	Boustead Securities, LLC
Issuer's Legal Counsel	Bevilacqua, PLLC
Underwriter's Legal Counsel	ArentFox Schiff, LLP
Auditor	BPM, LLP

Company Overview and Investment Highlights

- **Know Labs is transforming medical diagnostics and plans to launch the first truly non-invasive FDA cleared blood glucose monitoring device.**
- **Its proprietary diagnostic technology platform, Bio-RFID™, uses radio waves to identify and measure what is going on inside the body**
  - **Latest IRB Trials:** https://youtu.be/LnYng_Ppq8g
  - **Form factor agnostic:** can be integrated into a variety of wearable, mobile or bench-top form factors
  - **Pain-free:** no needles nor invasive transmitters poking the skin
  - **No consumables:** aims to be 3x-5x less expensive than current options
  - **AI-Powered algorithms:** cutting-edge AI will be powering accurate predictive diagnosis (>95%)
  - **100+ potential applications, beyond blood glucose monitoring**
- **Know Labs plans to offer medical-grade and cost-effective solutions for people with type 1 and type 2 diabetes, people with pre-diabetes, and people with no diabetes but interested in monitoring their blood glucose levels via 2 products:**
  - **KnowU™: on-demand and on-the-go spot glucose monitoring device**
  - **UBand™: wearable continuous glucose monitoring device**
- **Dexcom, the leading player in the continuous glucose monitoring market and the most appropriate benchmark for Know Labs, has a market cap ~355 times larger than Know Labs as of July 2022.**
- **Following FDA clearance, Know Labs plans to expand Bio-RFID to other medical diagnostic applications, including detecting and measuring levels of ketones, alcohol, metabolized drugs or other substances in the body.**

Know Labs' Technology is in development, and there is no assurance that the development will have a successful outcome. Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved.

Timeline and Project Milestones


Jul 2020
Research Agreement with Mayo Clinic for pre-clinical study
Jun 2021
Successful results from pre-clinical study validate Bio-RFID technology platform
Jun 2021
New foundational patent granted, bringing total, issued and pending, to nearly 60 patents
Sep 2021
Know Labs expands family of products with the introduction of a new form factor device, the KnowU™
Oct 2021
New tests show Bio-RFID delivers blood glucose readings comparable to FDA-cleared devices
Feb 2022
Know Labs receives IRB approval to begin internal clinical trial
Mar/Apr 2022
New Foundational Patents Secure Growth Opportunities for Know Labs and Bio-RFID, begin preparations for pre-submission meeting with FDA
May 2022
Know Labs expands Leadership Team, as it gets closer to FDA clearance application/KnowU clinical prototype in progress
Sep 2022
Planned Uplist to NYSE

Know Labs' Technology is in development, and there is no assurance that the development will have a successful outcome. Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved.

Primary Opportunity: Diabetes and Pre-Diabetes



Number of adults (20–79 years) with diabetes worldwide
North America & Caribbean
63 million
56 million
48 million
33%
• 1 in 6 adults in this Region is at risk of type 2 diabetes
• 43% of global diabetes-related health expenditure occurs in this Region
South & Central America
49 million
40 million
32 million
55%
• 2 in 5 people with diabetes were undiagnosed
• Only 9% of global diabetes-related health expenditure for diabetes is spent in this Region
WORLD
700 million
578 million
463 million
51%
increase
Europe
68 million
66 million
59 million
15%
• 1 in 6 live births are affected by hyperglycaemia in pregnancy
• The Region has the highest number of children and adolescents (0–19 years) with type 1 diabetes – 297,000 in total
Africa
47 million
29 million
19 million
143%
• 3 in 5 people with diabetes are undiagnosed
• 3 in 4 deaths due to diabetes were in people under the age of 60
Middle East & North Africa
108 million
76 million
55 million
96%
• 1 in 8 people have diabetes
• 1 in 2 deaths due to diabetes were in people under the age of 60
South-East Asia
153 million
115 million
88 million
74%
• 1 in 5 adults with diabetes lives in this Region
• 1 in 4 live births are affected by hyperglycaemia in pregnancy
Western Pacific
212 million
197 million
163 million
31%
• 1 in 3 adults with diabetes lives in this Region
• 1 in 3 deaths due to diabetes occur in this Region



2030
Global Glucose Monitoring Device
>$20 Billion
CAGR 20-30 ~10%
Global CGM
>$10 Billion
KNOW LABS

Self-monitoring blood glucose devices market is expected to be close to $40B by 2027, driven by increasing diabetic population base, rising adoption of unhealthy dietary habits and increasing number of obese people.

Projections typically don't include prediabetes, which are estimated to impact 30%-35% of global population

Source: IDF DIABETES ATLAS 9th edition 2019; Blood Glucose Monitoring Devices Market Size, Share & Trends (Research and Markets); Continuous Glucose Monitoring Device Market Size, Share & Trends Analysis (Grand View Research); Global Non-Invasive Continuous Glucose Monitor Market Insights (Fior Markets)

Know Labs' Technology is in development, and there is no assurance that the development will have a successful outcome. Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved.

Know Labs' Efficient and Affordable Solutions

Completely Non-Invasive
No finger sticks or expensive CGMs like Dexcom G6, Abbott Free Style Libre or Medtronic Guardian


1 3 0
KnowU™
On-demand and
On-the-go


UBand™
Wearable and
Continuous


128
mg/dL
1 day
Congratulations Bethany!!
You've been in range for 48
hours

Know Labs Devices will connect to its smartphone App via Bluetooth and will be available on both the App Store and Google Play

Commercialization Pricing Targets

- Under $1K per year

Critical Development Steps

- Clinical Prototype
- FDA Pre-submission Meeting
- Multi-Site Clinical Trials
- FDA Breakthrough Designation
- FDA De Novo Pathway and Clearance (within 150 review days from application)

Know Labs' Technology is in development, and there is no assurance that the development will have a successful outcome. Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved.

KnowU and UBand Competition






Apple Watch & Rockley Photonics


glucowise
GlucoTrack
DIAMONTECH

KnowU & UBand	Finger Sticks	Dexcom G6	Abbott Free Style	New & "Rumors"
Spot & Continuous	Spot-check	Continuous	Continuous	Spot or Continuous
100% Non-Invasive	Invasive	Minimally-Invasive	Minimally-Invasive	Non-Invasive
Average annual cost <$1k	Average annual cost >$4k	Average annual cost >$3.5k	Average annual cost >$2k	NA

Source: IDF DIABETES ATLAS 9th edition 2019; Market Study Report, LLC - Global continuous glucose monitor (CGM) market; FioMarkets - Global Non-Invasive Continuous Glucose Monitor Market Insights; Companies websites

Know Labs' Technology is in development, and there is no assurance that the development will have a successful outcome. Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved.

Executive Leadership



Ron Erickson
Founder/Chairman

Former Chairman and CEO of eCharge Corporation, Chairman and Co-Founder of Blue Frog Mobile, Chairman and CEO of Global Tel Resources, and Chairman and CEO of Egghead Software



Phil Bosua
Chief Executive Officer

Former Founder and CEO of LIFX, inventor of the world's first smart light bulb, and VP of Consumer Products at Soraa, the world's leading developer of solid-state lighting technology



James Anderson,M.D.
Chief Medical Officer

Former Chief Medical Leader, Diabetes and Endocrinology at Eli Lilly, Chief of Medicine at the US Army Medical Research Institute for Infectious Diseases, Director at Generex, and Medical Director at Catapult



Pete Conley
CFO and SVP IP

34+ years of corporate finance and equity capital markets experience, more than $5B in equity transactions, and over 20 years of specialization in strategic IP analysis, IP development, and IP monetization. Serves as Senior Managing Director and Head of Intellectual Property Banking at Boustead Securities.



Leo Trautwein
Chief Marketing Officer

20+ years of experience in corporate strategy, marketing, and e-commerce, having led multiple P&Ls and initiatives for Rivian Automotive, as well as Fortune 500 companies, including Jarden Corporation and Vista Outdoor.



Steven Kent
Chief Product Officer

10+ years of experience as an inventor, entrepreneur, and leader in medical and health-focused consumer systems. Most recently served as Head of Health Partnerships and Corporate Strategy at Oura. Founder and CEO of Invicta Medical, a medical technology company focused on sleep apnea treatment.



King Takee
SVP SW Engineering

20+ years of experience creating software for technology and healthcare companies. King leads Know Labs' software engineering, artificial intelligence, and machine learning activities.

Know Labs' Technology is in development, and there is no assurance that the development will have a successful outcome. Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved.

Board of Directors

Ron Erickson	Founder and Chairman	Previously Chairman and CEO of eCharge Corporation, Chairman and Co-founder of Blue Frog Mobile, Chairman and CEO of GlobalTel Resources, and Chairman and CEO of Egghead Software.
Phil Bosua	CEO and Director	Previously Founder and CEO of LIFX Inc.; inventor of the world's first smart light bulb, and VP of Consumer Products at Soraa, the world's leading developer of solid-state lighting technology.
Jon Pepper	Director	Previously Partner and Owner at Pepcom, Inc., the leader in technology showcase events. Previously founded Digital Focus newsletter, former technology journalist and columnist whose work appeared in The New York Times, Fortune, PC Magazine, and other publications.
William Owens	Director	Executive Chairman at Red Bison Advisory Group, former Chairman of Century Link Telecom, and former Vice Chairman, US Joint Chiefs of Staff.
Ichiro Takesako	Director	President of M2M Technologies, Inc. and At Signal, Inc. and General Manager of Business Development at Sumitomo Precision Products Co., Ltd.

Patent Portfolio and IP Strategy



Bio-RFID™
RFID Biosensors
2017 - Present
ChromaID
Opto-electronic Sensors
2007 - Present
Low Frequency
High Frequency
10⁰ 10² 10⁴ 10⁶ 10⁸ 10¹⁰ 10¹² 10¹⁴ 10¹⁶ 10¹⁸ 10²⁰ 10²² 10²⁴
Long Radio Waves
Short Radio Waves
Microwaves
Infrared
UV
X Rays
Gamma Rays
10⁸ 10⁶ 10⁴ 10² 10⁰ 10⁻² 10⁻⁴ 10⁻⁶ 10⁻⁸ 10⁻¹⁰ 10⁻¹² 10⁻¹⁴ 10⁻¹⁶
Long Wavelength
Short Wavelength

>38 patents issued and pending build and protect Know Labs' technology platform

2012	First patent approval for sensor technologies developed from ChromaID laboratory studies
2017	Bio-RFID™ developed by leveraging the core technology and IP of ChromaID
2019/20	Development of new IP in the RF short and long radio wave spectrum - 14 issued and 24 pending electro-magnetic energy spectrum patents
2020	USPTO grants US patent 10,548,503 "Health Related Diagnostics Employing Spectroscopy in RF and Microwave Band Frequencies" with a priority date of May 8, 2018 and expiration date of May 7, 2039
2021	USPTO grants US patent 11,033,208 "Fixed Operation Time Frequency Sweeps for an Analyte Sensor" with a priority date of February 5, 2021 and expiration date of February 5, 2041

Know Labs' Technology is in development, and there is no assurance that the development will have a successful outcome. Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved.

Bio-RFID Pre-Clinical Internal Testing


Surveillance Error Grid
Bio-RFID Measured Blood Glucose Level [mg/dL]
Reference Blood Glucose Level (FDA-cleared device) [mg/dL]
0
50
100
150
200
250
300
350
400
risk level
extreme
high
moderate
slight
none

- Bio-RFID average MARD was 5.8% when compared with the FDA-cleared devices used in the study (Accu-Chek® Fingerstick, Abbott FreeStyle® Libre and Dexcom G6®)
- These results confirm Bio-RFID can successfully measure blood glucose levels non-invasively and continuously
- Know Labs family of products can be an accurate and cost-effective alternative to the current FDA-cleared glucose monitoring devices

Full Pre-Clinical Report

Know Labs' Technology is in development, and there is no assurance that the development will have a successful outcome. Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved.

Manufacturing Partnership – Racer Technology

- ✓ Leading medical device/health care manufacturer headquartered in Singapore with with factories in Singapore, Indonesia, and Malaysia.
- ✓ Manufacturing partner of several prominent companies, including Philips, Medtronic, Boston Scientific, Proctor & Gamble, and Fitbit, among others
- ✓ FDA Registered Facility
- ✓ Meets international product certification compliance including EU Medical Device Directive 2007/47/EC, International Standards, European Standards, National Standard, and Safety and Conformity marks

Know Labs' Technology is in development, and there is no assurance that the development will have a successful outcome. Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved.

Bio-RFID Path to Market

PRE-FDA STUDIES				FDA CLINICAL TRIALS	COMMERCIAL RIGHTS & PRODUCT LAUNCH
INTERNAL VALIDATION		SCIENTIFIC RESEARCH VALIDATION			
IN VITRO	*IN VIVO*	*IN VITRO*	*IN VIVO*		

PROGRESS TO DATE

INTERNAL VALIDATION	SCIENTIFIC RESEARCH VALIDATION	FDA CLINICAL TRIALS	COMMERCIAL RIGHTS & PRODUCT LAUNCH
Know Labs conducted hundreds of internal tests validating the Bio-RFID technology and comparing its accuracy to other FDA cleared devices.	*In vitro* scientific validation with world renowned academic medical center. *In vivo* internal clinical study of Bio-RFID glucose monitoring technology to be kicked off soon.	Clinical trials setup (eQMS, protocols, documentation). Pre-submission meetings with FDA to review clinical protocols and application. KnowU production units. FDA multi-site clinical trials and application submitted.	FDA clearance. Product manufacturing and commercialization.

Know Labs' Technology is in development, and there is no assurance that the development will have a successful outcome. Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved.

Know Labs Growth Opportunities

Know Labs will initially enter the diabetes Glucose Monitoring market with its non-invasive glucose monitoring portfolio and then later enter other clinical monitoring markets for continuous, non-invasive hormone, metabolite, and biomolecular monitoring.

- ✓ Monitor hormones, endocrinology components, and medication metabolites.
- ✓ Apply Bio-RFID platform technology to lifestyle analysis, clinical trials and chronic illnesses.
- ✓ Potential use cases include real time wearable medication monitoring and detection of ovulation, hormone deficiency, etc.

Market Potential

Dexcom
Glucose CGM
Market cap ~$32B
(as of July 6, 2022)

Know Labs
Glucose CGM + Other applications
Market cap ~$90M
(as of July 6, 2022)

Know Labs' Technology is in development, and there is no assurance that the development will have a successful outcome. Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved.

Bio-RFID Platform Opportunities

Analytes successfully identified by Bio-RFID

Glucose



Alcohol


Methanol
Ethanol
Propanol
Isopropanol

Oxygen


O_2

Metabolized Drugs


Advil

Multiple research opportunities

Building upon its technology platform, Know Labs plans to continue researching other “identifiable” analytes, which should provide **useful and life saving information** to enhance the health and wellness of people around the world.

Know Labs' Technology is in development, and there is no assurance that the development will have a successful outcome. Past performance is not indicative of future results. There is no guarantee that any specific objective will be achieved.

THANK YOU

For further information or questions, email ask@knowlabs.co or offerings@boustead1828.com

APPENDIX

Please see the following slides regarding our lab test validations and commercial product miniaturization.



This is a 3D printed prototype of the KnowU for internal testing.

KnowU™ Product Design

The KnowU system is in development and designed to easily fit in a customer's pocket.

- The Know Labs product development team is miniaturizing the lab based system for field testing and commercialization.
- The KnowU will be wireless and able to conduct measurements in the field with ease via a companion App.


RF sensors
RF PCB
metal plate
carrier PCB
SOM
battery
USB C
2.4 GHz antenna

Results presented above reflect internal Company testing and might not be replicated in the future as a result of various factors not in our control. You are cautioned not to place undue reliance on the utility of the information provided as a predictor of future performance of the Company's products in development. Risks related to our product development are discussed elsewhere in this prospectus.

KnowU Glucose Results vs Dexcom® G6

Measuring Glucose in the body is the core focus of Know Labs.

- Using the latest version of Hardware and Software, the team is building a Gold-Master Glucose dataset.
- These tests directly compare the Know Labs sensor to the Dexcom G6.
- The Dexcom G6 was chosen as the reference device because it is the industry leader in CGM accuracy.

- The tests are 3 hours long and collect Know Labs sensor data on 2,500 frequencies.
- These tests create a high value Glucose data asset, which is essential for R&D and algorithm development.
- July 2022 internal test results demonstrate that the Know Labs sensor has equivalent correlation to the Dexcom G6.


KNOWU
DEXCOM G6
KnowU Signal
0.50000
0.25000
0.00000
-0.25000
Glucose Level
225
200
175
150
125
100
75
3 hours

Test method: Participant rests arm on Know Labs sensor for 3 hours, while wearing a Dexcom G6. 30 minutes in, the participant drinks 35 mg fast acting glucose. Know Labs sensor data (Pink line) is compared directly to Dexcom G6 data (Orange line).

Results presented above reflect internal Company testing and might not be replicated in the future as a result of various factors not in our control. You are cautioned not to place undue reliance on the utility of the information provided as a predictor of future performance of the Company's products in development. Risks related to our product development are discussed elsewhere in this prospectus.

System Test: Measuring Oxygen in the Body

The Know Labs sensor and system is designed to measure many different analytes in the body. Measuring Oxygen is the standard hardware/software system test.

- Over the last 4 years, the team has conducted over 2,400 Oxygen tests and the technology is now performing equivalent to a gold standard, medical grade, SpO2 sensor.
- Oxygen tests are repeatable, reliable, and successful across a diverse set of participants.
- The graphs below are tests conducted with the Know Labs sensor.



Know Labs Bio-RFID Oxygen Levels - LEFT SIDE OF BODY
Bio-RFID Analyte Measurement
Oxygen %
100
97
94
91
88
85
0
50
100
150
5 minutes



Know Labs Bio-RFID Oxygen Levels - RIGHT SIDE OF BODY
Bio-RFID Analyte Measurement
Oxygen %
100
97
94
91
88
85
0
50
100
150
5 minutes

Test method: Breathe normally for 100 seconds, hold breath for 20 seconds, resume normal breathing. Graph 1 is sensing the oxygen levels through the left arm. Graph 2 is sensing the oxygen levels through the right arm. Same biological event.

Results presented above reflect internal Company testing and might not be replicated in the future as a result of various factors not in our control. You are cautioned not to place undue reliance on the utility of the information provided as a predictor of future performance of the Company's products in development. Risks related to our product development are discussed elsewhere in this prospectus.

Multiple Locations on the Body

The Know Labs sensor is designed to work on multiple locations on the body, in any form factor.

- To demonstrate this capability, the Know Labs team conducted the standard Oxygen system test on **11 different locations on the body.**
- The sensor performed with accurate and reliable results in every testing location.

HUMAN BODY TEST (Position 2 of 11)

SCORING

Scores out of 5 - higher is better.

RESULTS: 4

Near identical results. Anatomy can differ between locations.

REPEATABILITY: 5

The 8 minute discovery test was highly repeatable.

HUMAN FACTORS: 5

Comfortable positioning, hand held configuration allows for easy, cup-like grip.

OBSERVATIONS:

No significant difference in signal quality from reference location to new location.

NEXT STEPS:

Continue collecting data to increase sample size.


REFERENCE POSITION
TEST POSITION


REFERENCE
149
7.79
8369
9763
AOXY
SREFERE


TEST POSITION
149
5.35
95545
6599
AOXY
STHUMBR

(PROPRIETARY INFORMATION - DATA NOT SUPPLIED)

Test method: Breathe normally for 100 seconds, hold breath for 20 seconds, resume normal breathing. Graph 1 is sensing the oxygen levels through the left arm. Graph 2 is sensing the oxygen levels through the right arm. Same biological event.

Results presented above reflect internal Company testing and might not be replicated in the future as a result of various factors not in our control. You are cautioned not to place undue reliance on the utility of the information provided as a predictor of future performance of the Company's products in development. Risks related to our product development are discussed elsewhere in this prospectus.